Exhibit 10.20
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                          MANAGEMENT SERVICES AGREEMENT
                          -----------------------------

           MANAGEMENT SERVICES AGREEMENT, dated as of February 26, 2001, by and among The FINOVA Group Inc. ("FINOVA" or the "Company"), a Delaware corporation, and Leucadia National Corporation, a New York corporation ("Leucadia" or "Manager") and Leucadia International Corporation, a Utah corporation that is a wholly owned subsidiary of Leucadia ("Leucadia International").

           WHEREAS, FINOVA has agreed to file a petition for voluntary reorganization (the "Voluntary Petition") under chapter 11 of title 11 of the United States Code 11 U.S.C. Sections 101 et seq. (the " Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (and together with the United States District Court the "Bankruptcy Court"); and

           WHEREAS, FINOVA, its subsidiary, FINOVA Capital Corporation ("FCC"), Berkadia LLC, a Delaware limited liability company (the "Lender"), Berkshire Hathaway Inc., a Delaware corporation ("Berkshire") and Leucadia have entered into a commitment letter dated as of the date hereof (the "Commitment Letter") pursuant to which, among other things, the Lender will make its commitment, guarantied by Berkshire and Leucadia, to lend to FCC $6 billion on the terms and conditions set forth in the Commitment Letter; and

           WHEREAS, pursuant to the Commitment Letter, the Company and FCC have agreed to file a chapter 11 plan containing the principal terms outlined in the Commitment Letter or such other terms agreed to by the Company as are mutually acceptable to both Leucadia and Berkshire in their reasonable discretion (the "Plan"); and

           WHEREAS, the Board of Directors of the Company (the "Board") will form a special committee consisting of two directors to serve as a special committee of the Board until the effective date of the Company's chapter 11 plan (the "Special Committee"), to work closely with Leucadia and the chief restructuring officer of the Company (the "Chief Restructuring Officer"); and

           WHEREAS, certain management functions have previously been performed for FINOVA by its own officers; and

           WHEREAS, Leucadia, directly and through its subsidiaries, has the capability to provide those services to FINOVA; and

           WHEREAS, the Board has determined that it is in the best interests of FINOVA to obtain such services from Leucadia and its subsidiaries.

           It is hereby mutually agreed as follows:

           1. Term. The term of this Management Agreement shall be ten years commencing on the date hereof.



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           2. Compensation. For a period of ten years, commencing on the date of this Agreement, FINOVA shall pay to Leucadia International annually a management fee of $8 million, payable in immediately available funds (the "Annual
Management Fee"). The Annual Management Fee shall be payable quarterly, in advance, at the beginning of each calendar quarter; provided, however, that the entire first Annual Management Fee shall be paid to Leucadia International on the date hereof. Until Leucadia International receives the first Annual Management Fee, neither Leucadia nor Leucadia International shall have any responsibilities to FINOVA under this Agreement.

           3. Services of Leucadia. Subject to the authority of the Board, Leucadia, directly and through its subsidiaries including Leucadia International, (i) shall be responsible, together with the Special Committee, for the general management of the Company; (ii) shall assume principal responsibility for management of the "portfolio" of FCC, including the supervision of corporate wide management of the portfolio sales, dispositions, acquisitions, and administration; and (iii) shall provide to the Company the Chief Restructuring Officer who initially shall be Lawrence S. Hershfield (an employee of Leucadia International), who will report to and work closely with the Special Committee and who, as part of his duties related to the restructuring of the Company and its subsidiaries, will supervise all communications with lenders and all banking/creditor and other financial relationships.

           In addition, following the effective date of the Plan, Leucadia shall provide to the Company, the Chairman of the Board and President of the Company and such other officers, if any, as shall be mutually determined between Leucadia and the Company.

           4. Personnel. Leucadia shall provide a portion of the time of such executive officers of Leucadia and its subsidiaries as Leucadia reasonably determines is necessary to carry out the services specified herein. The number of persons providing services at any one time and the number of hours such persons devote to the services specified herein shall not be fixed but shall at all times be adequate to properly and promptly perform and discharge the specified services, it being understood that acting as Chief Restructuring Officer shall be Mr. Hershfield's principal professional activity through the effective date of the Plan.

           The persons provided by Leucadia hereunder shall for all purposes be employees of Leucadia. Neither Leucadia nor Leucadia International shall be entitled to receive any additional compensation for services rendered under this Agreement other than the payments set forth in paragraph 2 above, but shall be reimbursed for all reasonable out of pocket expenses, including reimbursement of travel expenses. Nothing herein shall prevent, however, any individual provided hereunder from becoming an elected or appointed officer or director of FINOVA and enjoying the benefits (other than compensation) afforded to any persons in any such position.

           5. Office Space, Equipment and Supplies, Etc. FINOVA shall provide to Leucadia and its personnel provided hereunder office space, secretarial


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services, equipment and supplies, telephone, telefax and related support facilities to the extent available at FINOVA's regular work locations.

           6. Mutual Obligations. In addition to their other obligations under this Agreement, each of FINOVA and Leucadia shall cooperate with the other in the preparation of the Plan. The parties hereto also shall keep each other fully and promptly informed of developments in FINOVA's and FCC's businesses and relationships and discussions and negotiations with or affecting their respective creditors, including any notices from their respective lenders, suppliers or advisors or any notices from any third party related to their respective creditors. As promptly as practicable following execution of this Agreement, the Board of FINOVA shall elect Lawrence S. Hershfield, or such other person designated by Leucadia as is reasonably acceptable to FINOVA, as the Chief Restructuring Officer and shall elect three designees of Leucadia that are mutually acceptable to FINOVA and Leucadia as members of the Board (or upon mutual advice of counsel to Leucadia and FINOVA, to become advisory participants of the Board and, in such capacity, to attend all meetings of the Board (whether telephonic or in person) and to receive all communications with the Board at the same time sent to all regular members of the Board). FINOVA agrees that prior to confirmation of the Plan, FINOVA and its subsidiaries will carry on their respective businesses under the supervision of Leucadia and the Special Committee in the ordinary course of business in compliance in all material respects with all applicable laws and in accordance with Annex A hereto.

           7. Company Expenses. FINOVA will continue to bear the cost and expense of its own employees, including their salary, travel, entertainment, other business and benefit expenses.

           8. Bankruptcy Court Approval. If the Bankruptcy Court does not approve this Agreement on or before the day an order is issued by the Bankruptcy Court approving a disclosure statement for the Company and FCC (which shall be no later than 130 days from the date hereof), this Agreement will automatically terminate unless termination is specifically waived by Leucadia in writing. The Company agrees that it will use its best efforts to obtain Bankruptcy Court approval of this Agreement in a timely manner. If the Agreement is not approved by the Bankruptcy Court, the $8 million Annual Management Fee paid to Leucadia International upon execution of this Agreement shall be deemed to be fully earned upon its payment and shall not be refundable to the Company upon termination of this Agreement.

           9. Termination. If (i) the Commitment Letter is terminated or (ii) a plan of reorganization other than the Plan is confirmed by order of the Bankruptcy Court, then Leucadia and the Company each shall have the right to terminate this Agreement. Any termination shall be upon not less than 30 days prior written notice given by the terminating party to the other party to this Agreement. However, any termination (whether under this paragraph or otherwise) shall not relieve FINOVA of its obligation to pay to Leucadia International the portion of the Management Fee, if any, that has been earned through the termination date but has not been paid to Leucadia International as of the date of such termination and any unpaid Management Fee due to the date of termination


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shall be paid to Leucadia International in one payment, in immediately available funds, upon the effective date of such termination. Notwithstanding the foregoing, the $8 million Annual Management Fee paid to Leucadia International upon execution of this Agreement shall be deemed to be fully earned upon its payment and shall not be refundable to the Company upon termination of this Agreement.

           10. Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York.

           11. Assignment. Neither party may assign this Agreement or any of its rights or duties hereunder, except that Manager may assign this Agreement to any entity that is controlled by, controlling or under common control with Leucadia.

           12. Notices. Services of all notices, if any, under this Agreement shall be sufficient if given personally or sent by certified, registered mail, return receipt requested, or telefax to the addresses set forth below:

            If to Company, at:

                               The FINOVA Group Inc.
                               4800 North Scottsdale Road
                               Scottsdale, Arizona 85251-7623
                               Attention:  William Hallinan, Senior
                                           Vice-President, General
                                           Counsel and Secretary
                               Facsimile No.:  (480) 636-4949

                               with a copy (which shall not constitute notice) to:

                               Gibson, Dunn & Crutcher LLP
                               333 South Grand Avenue
                               Los Angeles, California 90071-3197
                               Attention:  Andrew E. Bogen, Esq.
                               Facsimile No.:  (213) 229-7520

           If to Manager or Leucadia International, at:

                               Leucadia National Corporation
                               315 Park Avenue South
                               New York, New York  10010
                               Attention:  Joseph S. Steinberg, President
                               Facsimile No.:  (212) 598-4869


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                               with a copy (which shall not
                               constitute notice) to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Attention:  Stephen E. Jacobs, Esq.
                               Facsimile No:  (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.
















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           IN WITNESS WHEREOF, the parties hereto have caused this Management
Services Agreement to be duly executed on the date first written above.



                              THE FINOVA GROUP INC.

                              By: /s/ Matthew M. Breyne
                                  -------------------------------------------
                                  Name: Matthew M. Breyne
                                  Title: President and Chief Executive Officer


                              LEUCADIA NATIONAL CORPORATION

                              By: /s/ Joseph A. Orlando
                                  -------------------------------------------
                                  Name: Joseph A. Orlando
                                  Title: Vice President


                              LEUCADIA INTERNATIONAL CORPORATION

                              By: /s/ Philip M. Cannella
                                  -------------------------------------------
                                  Name: Philip M. Cannella
                                  Title: Vice President





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                                                                      Annex A


           Except as otherwise expressly permitted or required by the terms of the Plan or as otherwise expressly contemplated by this Management Agreement or the Commitment Letter, during the period from the date of the Management Agreement to entry of a final order of the Bankruptcy Court confirming the Plan, the Company shall not, and shall cause any of its subsidiaries not to, without the written consent of Manager, which decision regarding consents shall be made promptly (in light of its circumstances) after receipt of notice seeking such consent:

                     (i) amend its certificate of incorporation, bylaws or other comparable organizational documents or those of any subsidiary of the Company;

                     (ii) except (A) pursuant to the exercise or conversion of outstanding securities, (B) for issuances of Common Stock upon the exercise of outstanding options under the benefit plans of the Company, (C) in connection with other awards outstanding on the date of this Management Agreement under any benefit plan, or (D) upon conversion of TOPrS, redeem or otherwise acquire any shares of its capital stock, or issue or sell any securities (including securities convertible into or exchangeable for any shares of its capital stock), or grant any option, warrant or right relating to any shares of its capital stock, or split, combine or reclassify any of its capital stock or issue any securities in exchange or in substitution for shares of its capital stock;

                     (iii) make any material amendment to any existing, or enter into any new, employment, consulting, severance, change in control or similar agreement, or establish any new compensation or benefit or commission plans or arrangements for directors or employees, or amend or agree to amend any existing benefit plan;

                     (iv) other than in connection with foreclosures in the ordinary course of business and mergers or consolidations among wholly-owned subsidiaries of the Company, merge, amalgamate or consolidate with any other entity in any transaction, sell all or any substantial portion of its business or assets, or acquire all or substantially all of the business or assets of any other person;

                     (v) enter into any plan of reorganization or recapitalization, dissolution or liquidation of the Company;

                     (vi) declare, set aside or make any dividends, payments or distributions in cash, securities or property to the stockholders of the Company in respect of any capital stock of the Company;


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                     (vii) except for borrowings under credit facilities or
           lines of credit existing on the date hereof, incur or assume any indebtedness of the Company or any of its subsidiaries, except indebtedness of the Company or any of its subsidiaries incurred in the ordinary course of business;

                     (viii) take any action that would have a material impact on the consolidated federal income tax return filed by the Company as the common parent, make or rescind any express or deemed material election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, enter into any material tax ruling, agreement, contract, arrangement or plan, file any amended tax return, or, except as required by applicable law or GAAP or in accordance with past practices, make any material change in any method of accounting (whether for taxes or otherwise) or make any material change in any tax or accounting practice or policy;

                     (ix) enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any of its subsidiaries, or the ability of Leucadia, to compete with or conduct any business or line of business in any geographic area;

                     (x) enter into, or amend the terms of, any contract relating to interest rate swaps, caps or other hedging or derivative instruments relating to indebtedness of the Company or any of its subsidiaries; or

agree or commit, whether in writing or otherwise, to do any of the foregoing.









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